UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
November 14, 2009
Date of Report (Date of earliest event reported)
Medicis Pharmaceutical Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-14471	52-1574808
(State of Incorporation)	(Commission File Number)	(IRS Employer
Identification Number)
7720 North Dobson Road
Scottsdale, Arizona 85256
(Address of principal executive offices) (Zip Code)
(602) 808-8800
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     The information set forth in Item 8.01 of this report with respect to the entry of Medicis Pharmaceutical Corporation (the “Company”) into the Vanos License and Settlement Agreement is incorporated by reference into this Item 1.01.
Item 8.01 Other Events.
     On November 14, 2009, the Company entered into two License and Settlement Agreements (one, the “Vanos License and Settlement Agreement, the other, the “Loprox License and Settlement Agreement” and, collectively, the “License and Settlement Agreements”) with Glenmark Generics Ltd. and Glenmark Generics Inc., USA (collectively, “Glenmark”). In connection with the License and Settlement Agreements, the Company and Glenmark agreed to terminate all legal disputes between them relating to the Company’s VANOS® (fluocinonide) Cream and LOPROX® Gel. In addition, Glenmark confirmed that certain of the Company’s patents relating to VANOS® and LOPROX® are valid and enforceable, and cover Glenmark’s activities relating to its generic versions of VANOS® and LOPROX® Gel under Abbreviated New Drug Applications (ANDAs). Further, subject to the terms and conditions contained in the Vanos License and Settlement Agreement, the Company granted Glenmark, effective December 15, 2013, or earlier upon the occurrence of certain events, a license to make and sell generic versions of the existing VANOS® products. Upon commercialization by Glenmark of generic versions of VANOS® products, Glenmark will pay the Company a royalty based on sales of such generic products. Subject to the terms and conditions contained in the Loprox License and Settlement Agreement, the Company also granted Glenmark a license to make and sell generic versions of LOPROX® Gel. Upon commercialization by Glenmark of generic versions of LOPROX® Gel, Glenmark will pay the Company a royalty based on sales of such generic products.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 16, 2009	By:	/s/ Jason D. Hanson
Jason D. Hanson
Executive Vice President, General Counsel and Corporate Secretary